Exhibit 99.1
CYCLACEL PHARMACEUTICALS REPORTS FOURTH QUARTER AND
FULL YEAR 2009 FINANCIAL RESULTS
— Conference Call Scheduled March 23, 2010 at 4:30 p.m. Eastern Time —
BERKELEY HEIGHTS, NJ — March 23, 2010 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”) announced today financial results for the fourth quarter and year ended December 31, 2009. Cyclacel also provided an overview of its recent achievements and planned 2010 milestones.
The Company’s net loss for the fourth quarter of 2009 was $4.3 million or $0.18 per share, compared to a net loss of $7.9 million or $0.39 per share for the fourth quarter of 2008. For the year ended December 31, 2009, the Company reported a net loss of $19.6 million or $0.88 per share, compared to a net loss of $40.4 million or $1.98 per share for the year ended December 31, 2008. As of December 31, 2009, cash and cash equivalents totaled $11.5 million.
Fourth Quarter 2009 and Recent Highlights
•	Raised approximately $15.6 million in gross proceeds through two “registered direct” offerings in January 2010 and warrant exercises;
•
Submitted a Special Protocol Assessment (SPA) to the U.S. Food and Drug Administration (FDA) for a randomized Phase 3 registration study for sapacitabine in elderly patients with acute myeloid leukemia (AML) following a Type A End of Phase 2 meeting with the FDA;

•	Presented 1-year survival data with sapacitabine from a Phase 2 randomized trial in elderly patients with AML at the 2009 American Society of Hematology (ASH) annual meeting;
•
Presented interim results with sapacitabine from a Phase 2 trial of older patients with myelodysplastic syndromes (MDS) at ASH demonstrating activity in patients refractory to hypomethylating agents; and

•
Elucidated the mechanism of action, target profile and selectivity of Cyclacel’s cyclin dependent kinase (CDK) inhibitors, including seliciclib, in recent peer-reviewed publications demonstrating activity in highly resistant cancers as well as therapeutic potential in other proliferative diseases.

“Cyclacel is developing sapacitabine as an innovative, orally-available agent to serve the unmet medical need of elderly patients with AML,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “The Company achieved an important milestone during the first quarter of 2010 with the submission of an SPA for a randomized Phase 3 registration study of sapacitabine in elderly patients with AML. In addition, the Company continued to work towards advancing other indications for sapacitabine, including MDS and lung cancer both of which are in Phase 2, and also realizing value from the rest of its pipeline.”
Cyclacel’s Milestones for 2010
•	Response from the FDA regarding the SPA for the pivotal trial of sapacitabine in elderly patients with AML;
•	Report MDS Phase 2 interim data with sapacitabine at the American Society of Clinical Oncology (ASCO) annual meeting;
•	Report non-small cell lung cancer (NSCLC) Phase 2 interim data with sapacitabine;
•	Report top line results from APPRAISE NSCLC Phase 2b trial with seliciclib; and
•	Present preclinical data with Cyclacel’s next generation CDK inhibitors at the American Association for Cancer Research (AACR) annual meeting.

Fourth Quarter and Full Year 2009 Financial Results
For the fourth quarter of 2009, Cyclacel reported a net loss of $4.3 million or $0.18 per share, compared to a net loss of $7.9 million or $0.39 per share for the fourth quarter of 2008. Total research and development (R&D) expenses in the fourth quarter of 2009 were $2.6 million compared to $3.2 million in the fourth quarter of 2008. The decrease in R&D expenses in the fourth quarter of 2009 compared to the fourth quarter of 2008 was primarily due to lower employment and related costs following the workforce reduction in the second and third quarters of 2009 and to a lesser extent the completion of patient enrollment in October 2008 of the Phase 2 trial for AML.
Total selling, general and administrative expenses (SG&A) amounted to $1.8 million in the fourth quarter of 2009 compared to $4.0 million for the fourth quarter of 2008. The decrease is primarily due to lower employment and related costs following the workforce reductions.
For the year ended December 31, 2009, Cyclacel reported a net loss of $19.6 million, or $0.88 per share, compared to a net loss of $40.4 million, or $1.98 per share for the year ended December 31, 2008. Total net sales of Xclair® Cream and Numoisyn® products were $0.9 million in 2009 compared to $0.8 million in 2008. Total R&D expenses for the year ended December 31, 2009 were $9.8 million compared to $18.9 million for the year ended December 31, 2008. This $9.1 million reduction is due to the implementation and execution of our announced cost containment efforts in September 2008 which eliminated or reduced the costs of all programs other than those related to sapacitabine clinical development. Total SG&A expenses for the year ended December 31, 2009 were $8.6 million compared to $15.4 million for the year ended December 31, 2008. The decrease was a result of the cost saving measures first established in September 2008 and then continued during the second and third quarters of 2009 which were primarily related to the workforce reductions. During 2008, there was a charge for goodwill and intangible impairment of $7.9 million with no corresponding charge in 2009 recognized as the assets were fully impaired during the third quarter of 2008. Cash used in operations for the year ended December 31, 2009 was $15.2 million compared to $29.9 million in 2008.
The Company recorded a gain on the change of valuation of warrants of $3.5 million during 2008 compared to a charge of $0.3 million during 2009. This was a result of an overall lower stock price during 2009 compared to 2008 stock price levels. The Company recorded interest income of $0.1 million in 2009 compared to $1.4 million in 2008. This reduction resulted from the reinvestment of maturing short-term investments into cash and cash equivalents in 2009, which have a lower interest yield, for security purposes together with lower average cash, cash equivalent and short-term investment balances during 2009 compared to 2008. During 2008 there were unfavorable foreign exchange movements of approximately $4.5 million compared to $0.1 million during 2009. The decrease is attributable to the change in accounting for the Company’s intercompany loans. As a result, starting in the fourth quarter of 2008, the Company now recognizes changes in intercompany loans as other comprehensive income on the consolidated balance sheet as the repayment of intercompany loans is not expected in the foreseeable future.
Cash and cash equivalents totaled $11.5 million as of December 31, 2009. Cyclacel expects its cash resources, together with the proceeds from recent financings, will be sufficient to meet its anticipated short-term working capital needs and fund current operations, including on-going sapacitabine clinical trials, for at least the next twelve months.
In November 2009, Cyclacel amended the Kingsbridge Capital Limited Committed Equity Financing Facility (CEFF) and subsequently raised approximately $1.0 million in December 2009. As the Company did not declare dividends on its preferred stock for several quarters during the fiscal year 2009, the Company will not be able to use its Registration Statement on Form S-3 upon the filing of its Annual Report on Form 10-K for the year ended December 31, 2009, which covers the shares subject to the CEFF and therefore it may not be able to access the CEFF until such time as an effective registration statement covering such shares be in place.

The Company also announced that certain senior executives of the Company have adopted a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, as part of their individual long-term strategy for asset diversification and liquidity. Rule 10b5-1 permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. These plans allow insiders to have shares sold for their accounts over a period of time, in order to minimize the market effect of stock sales, regardless of any material, non-public information they may receive after adopting their plans.
Conference call and Webcast Information:
Cyclacel will conduct a conference call on March 23, 2010 at 4:30 p.m. Eastern Time to review the quarterly and year-end 2009 results. Conference call and webcast details are as follows:
Conference call information:
US/Canada call: (877) 493-9121/ international call: (973) 582-2750
US/Canada archive: (800) 642-1687 / international archive: (706) 645-9291
Code for live and archived conference call is 63824576
For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Three orally-available Cyclacel drugs are in clinical development. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in a Phase 1 trial in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
Forward-looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2010 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

CYCLACEL PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Period from
					August 13,
	For the three				1996
	months ended		Year ended		(inception) to
	December 31		December 31,		December 31,
	2008	2009	2008	2009	2009
	($000s)
Revenues:
Collaboration and research and development revenue	—	—	—	—	3,000
Product revenue	248	222	838	910	1,748
Grant revenue	3	(35)	39	1	3,636

	251	187	877	911	8,384

Operating expenses:
Cost of goods sold	114	73	429	545	974
Research and development	3,151	2,592	18,869	9,766	170,179
General and administrative	4,017	1,835	15,354	8,538	71,846
Goodwill and intangibles impairment	1,590	—	7,934	—	7,934
Restructuring costs	—	—	489	366	2,634

Total operating expenses	8,872	4,500	43,075	19,215	253,567

Operating loss	(8,621)	(4,313)	(42,198)	(18,304)	(245,183)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	—	—	(3,550)
Payment under guarantee	—	—	—	(1,652)	(1,652)
Change in valuation of derivative	—	—	—	—	(308)
Change in valuation of warrants	181	(148)	3,502	(299)	6,408
Change in valuation of warrant			—	(44)	(44)
Foreign exchange gains/(losses)	137	(16)	(4,501)	(144)	(4,187)
Interest income	196	4	1,380	102	13,643
Interest expense	(74)	(16)	(318)	(177)	(4,634)

Total other income (expense)	440	(176)	63	(2,214)	5,676

Loss before taxes	(8,181)	(4,489)	(42,135)	(20,518)	(239,507)
Income tax benefit	238	152	1,749	948	17,222

Net loss	(7,943)	(4,337)	(40,386)	(19,570)	(222,285)
Dividends on Preferred Ordinary shares	—	—	—	—	(38,123)

Net loss applicable to common shareholders	(7,943)	(4,337)	(40,386)	(19,570)	(260,408)

Net loss per share — basic and diluted	$(0.39)	$(0.18)	$(1.98)	$(0.88)

Weighted average shares	20,433,129	24,691,329	20,433,129	22,196,840

CYCLACEL PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of	As of
	December 31	December 31
	2008	2009
	($000s)	($000s)
ASSETS
Current assets:
Cash and cash equivalents	24,220	11,493
Short-term investments	1,502	—
Inventory	508	145
Prepaid expenses and other current assets	2,784	1,731

Total current assets	29,014	13,369
Property, plant and equipment (net)	1,748	901
Deposits and other assets	195	196

Total assets	30,957	14,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	754	1,709
Accrued and other current liabilities	6,801	6,709
Warrants liability	43	342
Current portion of other accrued restructuring charges	1,029	1,062

Total current liabilities	8,627	9,822
Other accrued restructuring charges, net of current	1,062	—
Other long term payables	626	—

Total liabilities	10,315	9,822

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2008 and 2009, respectively; 2,046,813 shares issued and outstanding at December 31, 2008 and 2009, respectively. Aggregate preference in liquidation of $20,673,000 at December 31, 2008 and December 31, 2009	2	2
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2008 and 2009, respectively; 20,433,129 and 25,743,363 shares issued and outstanding at December 31, 2008 and 2009, respectively	20	26
Additional paid in capital	223,377	226,881
Accumulated other comprehensive loss	(42)	20
Deficit accumulated during the development stage	(202,715)	(222,285)

Total stockholders’ equity	20,642	4,644

Total liabilities and stockholders’ equity	30,957	14,466

SOURCE: Cyclacel Pharmaceuticals, Inc.